The Investment Company of America
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,112,521
Class B	$35,814
Class C	$35,279
Class F-1	$26,295
Class F-2	$6,735
Total	$1,216,644
Class 529-A	$24,270
Class 529-B	$3,003
Class 529-C	$4,644
Class 529-E	$934
Class 529-F-1	$471
Class R-1	$956
Class R-2	$8,796
Class R-3	$14,242
Class R-4	$12,685
Class R-5	$51,696
Class R-6	$8,213
Total	$129,910

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5700
Class B	$0.3960
Class C	$0.3941
Class F-1	$0.5681
Class F-2	$0.6250
Class 529-A	$0.5519
Class 529-B	$0.3776
Class 529-C	$0.3817
Class 529-E	$0.4913
Class 529-F-1	$0.6022
Class R-1	$0.4015
Class R-2	$0.3800
Class R-3	$0.4969
Class R-4	$0.5671
Class R-5	$0.6343
Class R-6	$0.4520

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,893,396
Class B	78,035
Class C	87,000
Class F-1	46,665
Class F-2	20,530
Total	2,125,626
Class 529-A	45,257
Class 529-B	7,779
Class 529-C	12,401
Class 529-E	1,961
Class 529-F-1	841
Class R-1	2,552
Class R-2	24,025
Class R-3	29,666
Class R-4	24,079
Class R-5	81,826
Class R-6	20,568
Total	250,955

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.95
Class B	$25.84
Class C	$25.78
Class F-1	$25.92
Class F-2	$25.95
Class 529-A	$25.92
Class 529-B	$25.86
Class 529-C	$25.86
Class 529-E	$25.87
Class 529-F-1	$25.90
Class R-1	$25.83
Class R-2	$25.85
Class R-3	$25.90
Class R-4	$25.91
Class R-5	$25.94
Class R-6	$25.95